Pricing supplement No. 525J

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

product supplement J dated June 27, 2008 and

underlying supplement 17 dated August 11, 2008

Registration Statement No. 333-137902 Dated October 1, 2008; Rule 424(b)2

Deutsche Bank AG, London Branch

$3,362,000

Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Indices due November 6, 2009

General

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Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Indices due November 6, 2009 (the “Securities“) are designed for investors who seek a capped return at maturity linked to the performance of a weighted basket of equity indices. Investors should be willing to forgo coupon and dividend payments and should be prepared to lose up to 90% of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due November 6, 2009.
•	Denominations of $1,000 and minimum initial investment of $1,000.
•	The Securities are expected to price on or about October 1, 2008 and are expected to settle three business days later on October 6, 2008 (the “Settlement Date“).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the Securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Issue Price:	100% of the face amount.

Basket:	The Securities are linked to a basket consisting of the S&P 500® Index and the NASDAQ 100® Index (each, a “Basket Index“ and, collectively, the “Basket Indices“).

Basket Index	Index Weighting	Initial Index Level
S&P 500® Index	85%	1,161.06
NASDAQ 100® Index	15%	1,563.80

Payment at Maturity:

The payment you will receive at maturity is based on the value of the Final Basket Level relative to the Initial Basket Level, the Participation Rate, Basket Return Cap, Maximum Return, and the Buffer Level.

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If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 face amount that provides you with a return on your investment equal to the Basket Return, subject to a Basket Return Cap, multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

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If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of your Securities.

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If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your Securities for every 1% that the Basket declines beyond the Buffer Level. Accordingly, in this case, if the Basket Return is less than -10%, your payment at maturity per $1,000 face amount of your Securities will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Basket Return is lower than -20%, you will lose a portion of your investment. You could lose up to $900 per $1,000 face amount of Securities.

Participation Rate:	140% upside participation.

Basket Return Cap:	11.84%

Buffer Level:	10%

Maximum Return:	16.576% of the $1,000 face amount.

Basket Return:	Subject to the Basket Return Cap, the Basket Return will be equal to:

Final Basket Level—Initial Basket Level

Initial Basket Level

Initial Basket Level:	100

Final Basket Level:	The Basket closing level will be calculated as follows:

100 × [1 + (S&P 500 Return x 85%) + (NASDAQ 100 Return x 15%)]

The “S&P 500 Return“ and the “NASDAQ 100 Return“ are each the performance of the respective Basket Index, expressed as a percentage, from the respective index closing level on the Trade Date to the respective index closing level on the Final Valuation Date.

Trade Date:	October 1, 2008

Final Valuation Date:	November 2, 2009, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	November 6, 2009, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0 TA 1

ISIN:	US2515A0TA15

†

A credit rating is not a recommendation to buy, sell or hold Securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

Investing in the Securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$3,362,000.00	$0.00	$3,362,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,362,000.00	$132.13

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these Securities are a part, and the more detailed information contained in underlying supplement 17 dated August 11, 2008 and product supplement J dated June 27, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement 17 dated August 11, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Product supplement J dated June 27, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508142391/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 Security face amount for a hypothetical range of performance for the Basket from -100.00% to +100.00% and uses a Participation Rate of 140.00%, a Basket Return Cap of 11.84% and a Maximum Return of 16.576%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Change in Basket Level	Basket Return	Payment at Maturity ($)	Return on Security (%)
200.00	100.00%	11.84%	1,165.76	16.576%
175.00	75.00%	11.84%	1,165.76	16.576%
150.00	50.00%	11.84%	1,165.76	16.576%
125.00	25.00%	11.84%	1,165.76	16.576%
111.84	11.84%	11.84%	1,165.76	16.576%
110.00	10.00%	10.00%	1,140.00	14.00%
105.00	5.00%	5.00%	1,070.00	7.00%
102.00	2.00%	2.00%	1,028.00	2.80%
101.00	1.00%	1.00%	1,014.00	1.40%
100.00	0.00%	0.00%	1,000.00	0.00%
99.00	-1.00%	-1.00%	1,000.00	0.00%
98.00	-2.00%	-2.00%	1,000.00	0.00%
90.00	-10.00%	-10.00%	1,000.00	0.00%
80.00	-20.00%	-20.00%	900.00	-10.00%
75.00	-25.00%	-25.00%	850.00	-15.00%
50.00	-50.00%	-50.00%	600.00	-40.00%
25.00	-75.00%	-75.00%	350.00	-65.00%
0.00	-100.00%	-100.00%	100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Final Basket Level is equal to 105. Because the Final Basket Level is greater than the Initial Basket Level and the difference between the Initial Basket Level and the Final Basket Level is less than the Basket Return Cap, the investor receives a payment at maturity of $1,070 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

= $1,000 + ($1,000 x 5.00% x 140.00%) = $1,070

Example 2: The Final Basket Level is equal to 150. Because the Final Basket Level is greater than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level is greater than the Basket Return Cap of 11.84%, the investor receives a payment at maturity of $1,165.76 per $1,000 Security face amount, the maximum payment on the Securities.

Payment at maturity = $1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

= $1,000 + ($1,000 x 11.84% x 140.00%) = $1,165.76

Example 3: The Final Basket Level is equal to 90. Because the Final Basket Level is less than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level does not exceed the Buffer Level of 10.00%, the investor receives a payment at maturity of $1,000 per $1,000 Security face amount.

Payment at maturity per $1,000 Security face amount = $1,000

Example 4: The Final Basket Level is equal to 50. Because the Final Basket Level is less than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $600 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x (Basket Return + Buffer Level))

= $1,000 + ($1,000 x (-50.00% + 10.00%)) = $600

Example 5: The Final Basket Level is equal to 0. Because the Final Basket Level is equal to zero and because the difference between the Initial Basket Level and the Final Basket Level exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $100 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x (Basket Return + Buffer Level))

= $1,000 + ($1,000 x (-100.00% + 10.00%)) = $100

What is the Payment at Maturity on the Securities for Three Hypothetical Scenarios?

The table and calculations below illustrates the hypothetical payment at maturity per $1,000 Security face amount for three hypothetical scenarios and assumes Initial Index Levels of 1,161.06 for the S&P 500® Index and 1,563.80 for the NASDAQ 100® Index, a Basket Return Cap of 11.84% and a Maximum Return of 16.576%. The scenarios illustrate how, even where there is a positive return on one Basket Index, negative returns on the other Basket Indices may outweigh the positive return and the return on the Securities may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Scenario 1		Scenario 2		Scenario 3
Basket Index	S&P 500® Index	NASDAQ 100® Index	S&P 500® Index	NASDAQ 100® Index	S&P 500® Index	NASDAQ 100® Index
Initial Index Level	1,161.06	1,563.80	1,161.06	1,563.80	1,161.06	1,563.80
Final Index Level	1,393.27	2,017.30	580.53	938.28	1,073.98	1,720.18
Difference between Initial Index Level and Final Index Level	20%	29%	-50.0%	-40.0%	-7.50%	10.0%
Index Weighting	85.0%	15.0%	85.0%	15.0%	85.0%	15.0%
Contribution to Basket	17.00%	4.35%	-42.50%	-6.0%	-6.375%	1.5%
Final Basket Level	121.35		51.50		92.125
Basket % Change	21.35%		-48.50%		-7.875%
Payment at Maturity	$1,165.76		$615.50		$1,000

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical index returns of 10% and 20% for the S&P 500® Index and the NASDAQ 100® Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500 Return x S&P 500 Index Weighting) + (NASDAQ 100 Return x NASDAQ 100 Index Weighting)]

	=	100 x [1 + (20% x 85%) + (29% x 15%)]

	=	121.35

Because the Final Basket Level of 121.35 is greater than the Initial Basket Level of 100 and the Basket Return is limited to the Basket Return Cap, the investor receives a payment at maturity of $1,165.76 per $1,000 Security face amount, which is subject to the Maximum Return on the Securities as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

	=	$1,000 + ($1,000 x 11.84% x 140%)

	=	$1,165.76

Scenario 2: Scenario 2 assumes hypothetical index returns of -50% and -40% for the S&P 500® Index and the NASDAQ 100® Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500 Return x S&P 500 Index Weighting) + (NASDAQ 100 Return x NASDAQ 100 Index Weighting)]

	=	100 x [1 + (-50% x 85%) + (-40% x 15%)]

	=	51.50

Because the Final Basket Level of 51.50 is less than the Initial Basket Level of 100, and Final Basket Level has declined from the Initial Basket Level by more than the Buffer Level of 10.00%, the investor will receive a payment at maturity of $615.50 per $1,000 Security face amount calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-48.50% + 10%))

	=	$615.50

Scenario 3: Scenario 3 assumes hypothetical Index Returns of -7.5% and 10% for the S&P 500® Index and the NASDAQ 100® Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500 Return x S&P 500 Index Weighting) + (NASDAQ 100 Return x NASDAQ 100 Index Weighting)]

	=	100 x [1 + (-7.5% x 85%) + (10% x 15%)]

	=	92.125

Because the Final Basket Level of 92.125 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by less than the Buffer Level of 10.00%, the investor receives a payment at maturity of $1,000 per $1,000 Security face amount.

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL – The Securities provide the opportunity to access capped equity returns by multiplying a positive Basket Return by a Participation Rate of 140%, subject to a Basket Return Cap of 11.84%, resulting in a Maximum Return of 16.576% of the $1,000 face amount, or a maximum payment of $1,165.76 for each $1,000 face amount of BUyS. Because the Securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your Securities is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to 10%. If such decline is more than the Buffer Level of 10%, for every 1% decline beyond 10%, you will lose an amount equal to 1% of the face amount of your Securities. For example, a Basket Return of -25% will result in a 15% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF INDICES – The return on the Securities, which may be positive or negative, is linked to a basket consisting of the S&P 500® Index and the NASDAQ 100® Index.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The NASDAQ 100® Index

The NASDAQ 100® Index was first published in January 1985 and includes companies across a variety of major industry groups. The NASDAQ 100® Index share weights of the component securities of the NASDAQ 100® Index at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NASDAQ 100® Index is directly proportional to the value of its NASDAQ 100® Index share weight. This is just a summary of the NASDAQ 100® Index. For more information on the NASDAQ 100® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The NASDAQ 100® Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December  7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket Indices or in any of the components underlying the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The Securities do not guarantee any return of your initial investment in excess of $100 per $1,000 Security face amount. The return on the Securities at maturity is linked to the performance of a weighted basket of indices and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any negative Basket Return beyond the 10% Buffer Level. Accordingly, you could lose up to $900 for each $1,000 Security face amount that you invest.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE BASKET RETURN CAP – As a holder of the Securities, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of 11.84%. Therefore, a Maximum Return of 16.576% of the $1,000 face amount applies to the Securities. Consequently, if the difference between the Final Basket Level and the Initial Basket Level exceeds the Basket Return Cap, your payment at maturity will be limited to a maximum payment of $1,165.76 for each $1,000 face amount of BUyS you hold, regardless of the appreciation of each Basket Index, which may be significant.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this pricing supplement is based on the full face amount of your Securities, the original issue price of the Securities includes the agents’ commission and the cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

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CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER – Price movements in the Basket Indices may not correlate with each other. At a time when the levels of some of the Basket Indices increase, the levels of other Basket Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Indices.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the Securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Indices would have.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the Securities. The payment at maturity on the Securities is subject to the creditworthiness of the Issuer.

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LACK OF LIQUIDITY – The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BASKET SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDICES TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Basket Indices to which the Securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the levels of the Basket Indices on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Index;

•	the time to maturity of the Securities;

•	the market price and dividend rate on the component stocks underlying each Basket Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Indices and any changes to the component stocks underlying the Basket Indices;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs show the historical performance of each of the Basket Indices from January 1, 2003 through October 1, 2008. The closing level of the S&P 500® Index on October 1, 2008 was 1,161.06. The closing level of the NASDAQ 100® Index on October 1, 2008 was 1,563.80.

We obtained the various Basket Index closing levels from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of each Basket Index should not be taken as an indication of future performance, and no assurance can be given as to any Final Basket Level or the Basket Return. We cannot give you assurance that the performance of the Basket Indices will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the Securities. The agents may pay referral fees of up to 0.50% or $5 per $1,000 Security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in Securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.